Exhibit 99.1

Oxygen Biotherapeutics Announces Fiscal Year 2014 Financial Results

-	Acquired strategic assets from Phyxius Pharma, including lead candidate levosimendan; named John Kelley as CEO –

-	Activated sites for Phase 3 LEVO-CTS trial for levosimendan in LCOS in the U.S., with data expected in first calendar quarter of 2016 –

-	Raised $55.0 million in net proceeds through secondary offering in March 2014 –

-	Conference call today at 8:30am ET –

Morrisville, NC, July 29, 2014 – Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT) a specialty pharmaceutical company focused on developing and commercializing a portfolio of products for the critical care market, today announced financial results for the fiscal year ended April 30, 2014, and provided a corporate update.

“The last 9 months have truly been a transformative period for the Company. Driven by the acquisition of our lead product candidate, levosimendan, from Phyxius Pharma, we have quickly and efficiently positioned Oxygen as a later-stage company with a promising critical care portfolio and a well-funded clinical path toward potential approval during the next several years,” said John Kelley, Chief Executive Officer of  Oxygen Biotherapeutics.

“That strategy is driven by our ongoing Phase 3 LEVO-CTS trial for levosimendan in cardiac surgery patients at risk of developing low cardiac output syndrome (LCOS). We have activated the first sites for the Phase 3 trial and expect the first patient to be enrolled soon. The U.S. Food and Drug Administration (FDA) has already provided guidance that a single successful trial will be sufficient to support approval, and we expect to report full results from this study in the first calendar quarter of 2016,” Kelley continued.

“Levosimendan provides us with a unique opportunity to test a candidate that already has a significant clinical profile, with data that suggests a potential benefit in not only LCOS, but also a number of other critical care indications with high unmet needs. With this clinical history to help guide our future development plan in the U.S., we continue to push forward in LCOS while simultaneously looking at other critical care indications where we can drive additional value for both patients and our shareholders.”  Kelley concluded.

Recent Highlights

●
In October 2013, Oxygen announced an agreement to acquire certain assets of Phyxius Pharma, a privately-held biopharmaceutical company, including the North American rights to develop and commercialize levosimendan – a calcium sensitizer developed for intravenous use that is being prepared for a Phase 3 study to treat cardiac surgery patients at risk for developing low cardiac output syndrome (LCOS). As part of the agreement, the Company also announced the appointment of Phyxius CEO John Kelley as the new CEO of Oxygen Biotherapeutics.

●
In January, Oxygen announced the protocol for the Phase 3 LEVO-CTS trial for levosimendan, a double-blind, randomized, placebo-controlled study that will evaluate if levosimendan administered before and during cardiac surgery can reduce the incidence of LCOS and associated morbidity and mortality. Levosimendan has been granted Fast Track status, and the FDA has also agreed to the protocol design under a Special Protocol Assessment (SPA), and provided guidance that a single successful trial will be sufficient to support approval of levosimendan in this indication. The trial will be conducted by Duke University’s Duke Clinical Research Institute (DCRI).

●
In March, Oxygen announced it had priced an underwritten public offering of 10,678,571 shares at a public offering price of $5.60 per share, with net proceeds to the company of approximately $55.0 million to help fund the Phase 3 LEVO-CTS trial.

●	In March, Oxygen announced that the FDA had lifted its clinical hold on the Company’s Oxycyte development program, which is in Phase 2 studies for traumatic brain injury (TBI).

●	In April, Oxygen announced the appointment of industry veteran Gerald Proehl, the former President and CEO of Santarus, Inc., to the company’s Board of Directors.

●
In June, the Company announced the formation of a steering committee for its Phase 3 LEVO-CTS trial, including experts in the fields of cardiology, cardiac surgery, cardiac anesthesia and clinical trials. John H. Alexander, M.D., M.H.S, Director of Cardiovascular Research, DCRI, will serve as the Committee Chair.

●
In February and June, Oxygen highlighted multiple studies and academic review articles concerning the current clinical profile and use of levosimendan, and its potential benefits in a broad range of critical care indications including cardiac surgery, cardiogenic shock, high-risk non-cardiac surgery, septic shock, and acute kidney injury.

●	In July, activated first sites for Phase 3 trial LEVO-CTS trial for levosimendan, with first patient enrolled expected soon.

Upcoming Expected Milestones

●
Initiation of Phase 3 LEVO-CTS trial for levosimendan in the third calendar quarter of 2014, with a goal of enrolling 760 patients undergoing coronary artery bypass grafts (CABG) and/or mitral valve surgery that are at risk for developing LCOS

●	Expected event rate interim analysis following enrollment of 200 patients in LEVO-CTS trial, by the first calendar quarter of 2015

●	Two interim analyses during LEVO-CTS trial testing for efficacy or futility after 50% and 70% of the planned primary endpoint events have been recorded, in the second half of 2015

●	Last patient of LEVO-CTS trial in the fourth calendar quarter of 2015

●	Full data from Phase 3 LEVO-CTS trial in first calendar quarter of 2016

Fiscal Year 2014 Financial Results

In its fiscal year ended April 30, 2014, the Company recognized $263,000 in grant revenue, compared to $1.1 million in the prior year as the Company closed out the majority of its preclinical safety studies for Oxycyte under a U.S. Army sponsored cost-reimbursement grant awarded in fiscal year 2012.

The Company reported a net loss of $19.5 million or $2.71 per share for the fiscal year 2014, compared to a net loss of $9.4 million, or $6.29 per share in the prior year, reflecting increases in compensation costs, legal and professional fees and research and development expenses. In addition, 2014 net loss included $7.9 million in non-cash compensation expenses recognized from vesting of performance-based stock options and restricted stock grants attributable to the acquisition of the license rights to develop levosimendan from Phyxius Pharma.

The Company reported research and development expenses of $3.0 million in fiscal year 2014 compared to $2.5 million in the prior year.  The increase in research and development expenses reflect the Company's investment in its late-stage clinical programs during 2014, including the concurrent initiation of the Phase 3 study for levosimendan and continuation of the Phase 2 study for Oxycyte.

At the end of fiscal year 2014, the Company had $58.3 million in cash compared to $0.8 million at the end of the prior year, reflecting several transactions in the fiscal year, including proceeds from the March 2014 $59.8 million public offering of Common Stock; proceeds from the July 2013 $5.4 million public offering of Series C Preferred Stock and Warrants, and the exercise of certain outstanding warrants of $7.0 million.

Financial Guidance

The Company expects its April 30, 2014 cash balance to be sufficient for it to execute its corporate goals through fiscal year 2017.

Michael Jebsen, Chief Financial Officer, said "In 2014, we significantly expanded our product portfolio with the licensing of levosimendan. We also strengthened our management team with the addition of John Kelley as our CEO and two other key appointments in research and development and commercial organization. With the completion of our $59.6 million offering in March, we solidified our balance sheet and are now well-positioned with sufficient funds to complete our Phase 3 LEVO-CTS trial and carry the program through potential approval. Our clinical execution and efficient use of capital also gives us the flexibility to evaluate strategic opportunities for growth, including potential additional indications for levosimendan.”

Conference Call

The Oxygen management team will host a call today at 8:30am ET to discuss financial results for the fiscal year.

To participate in the call, please dial 877‐407‐8029 (domestic) or 201‐689‐8029 (international) and refer to conference ID 13585285. A live webcast of the call can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.oxybiomed.com.

An archived webcast recording will be available on the Oxygen Biotherapeutics website beginning approximately two hours after the call.

About Levosimendan

Levosimendan is a calcium sensitizer developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 50 countries for this indication and not available in the United States. Oxygen Biotherapeutics recently acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma. The United States Food and Drug Administration (FDA) has granted Fast Track status for levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). In addition, the FDA has agreed to the Phase 3 protocol design under Special Protocol Assessment (SPA), and provided guidance that a single successful trial will be sufficient to support approval of levosimendan in this indication.

About Oxygen Biotherapeutics

Oxygen Biotherapeutics, Inc. is a specialty pharmaceutical company focused on developing and commercializing a portfolio of products for the critical care market. The company recently acquired the North American rights to develop and commercialize levosimendan, and the United States Food and Drug Administration (FDA) has granted Fast Track status for levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). The company plans to start a Phase 3 trial with levosimendan in that indication during the third calendar quarter of 2014, and has also developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, matters beyond the company's control that could lead to delays in the clinical study, delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in the company’s filings with the Securities and Exchange Commission, including in its quarterly report on Form 10-Q filed on March 17, 2014, and annual report on Form 10-K filed on June 26, 2013, as well as its other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contact
Jesse Baumgartner
Stern Investor Relations
jesse@sternir.com
212-362-1200